Exhibit 99.1

AAV-GAD Background & Rationale Adeno-associated virus (AAV) vectors can yield safe, stable gene transfer in the adult brain (Kaplitt, et. al. Nat. Gen. 8:148-154,1994) GAD is the rate-limiting enzyme in synthesis of GABA GABA infusion in STN reduces firing and improves symptoms transiently (Levy, et. al., Brain 124:2105-2118, 2001) AAV-GAD improves motor function and normalizes motor circuits in rodent and primate PD models (Luo, et. al., Science 298:425-429,2002; Emborg, et. al., J Cereb Blood Flow Metab 27:501-509, 2007)

AAV-GAD Background & Rationale

Effect of AAV-GAD on Locomotor Activity in 6-OHDA Rats Rats Rats Luo J, et. Al. Science(2002)298:425-429

Effect of AAV-GAD STN on SN GABA Effect of AAV-GAD STN on SN GABA

Unilateral STN AAV-GAD was safe and well tolerated 3 SAEs all unrelated to treatment Occurred 4-11 months after treatment All resolved completely within 1-7 days No evidence of induction immune response or effect on outcome of pre- immunity in two patients Significant improvement in both "off" and "on" UPDRS largely limited to hemibody opposite treated hemisphere Effects seen starting at 3 months (trend at 1 month) and stable to one year Trend toward improved ADLs and dyskinesia scores No decline in neuropsych scores or other non-motor parameters (isolated neuropsych measures improved; not published) NLX-P101 Phase 1 Clinical Summary* *Kaplitt MG, et al. Lancet. 2007;369:2097-2105.

AAV-GAD Phase 2 Clinical Trial Study Design

Transition from Phase 1 to Phase 2 Trial

Similarities

- Phase 1 highest dose = Phase 2 dose: 3.5×10^{10} vector genomes
- FDG-PET imaging
- Cognition and neuropsychological testing
- Surgery under local anesthesia
- Fine tip of infusion catheter (phase I=170 microns; phase 2 roughly 200 microns for final 10mm of length)

Differences

- Open-label vs. Randomized blinded trial
- Unilateral vs. bilateral
- Infusion method vs. Medtronic brain infusion system
- Dose escalation vs. fixed dose
- Infusion volume: 50 µL vs. 35 µL
- Single clinical site vs. multiple sites
- Manufacturing

Phase 2: Double Blind Randomized Controlled Trial Primary Endpoint To evaluate the clinical antiparkinsonian efficacy (UPDRS Part 3 "off") of NLX-P101, administered bilaterally into the STN of ~22 subjects with advanced PD, for comparison to ~22 sham-operated PD controls (saline) at 6 months after the procedure Secondary Endpoints To evaluate the safety of NLX-P101 administered into the STN through 12 months after the procedure To assess the outcomes of NLX-P101 administration on PD disability, activities of daily living, motor fluctuations, dyskinesias, and quality of life assessments through 12 months after the procedure To evaluate metabolic activity related to PD measured by FDG-PET through 12 months after the procedure

Key Inclusion Criteria Age 30 to 75 years Diagnosis of idiopathic PD with features for at least 5 years Levodopa responsiveness demonstrated for at least 12 months UPDRS motor "off" score ^25 Stable antiparkinsonian drug regimen for ^4 weeks prior to enrollment FDG-PET Key Exclusion Criteria Receipt of any experimental therapy within 3 months of enrollment Prior history of brain surgery for PD Mental retardation or impaired cognitive ability Focal neurological deficits Neurological features of Parkinson- plus syndrome or normal pressure hydrocephalus Significant medical or psychiatric disorder

Study Protocol CRO for study: Pharmanet Randomization scheme, study monitoring and database maintenance and quality control, statistical analysis Month -1 0 1 3 6 12 Randomized MRI,PET,Clinical, Neuropsych MRI,PET, Clinical, Neuropsych MRI,PET, Clinical, Neuropsych Clinical Clinical Clinical All patients and raters remained blinded until final patient reached 6 months post-surgery Blinded Phase

Phase 2 Trial Sites Each surgeon completed a minimum of 3 surgeries

Surgical Procedure AAV-GAD Frame; Standard awake MER mapping Bilateral STN infusion of 3.5x1010vg/STN in 35ml of PBS Sham Frame; Partial-thickness burr hole; Sham awake MER mapping Bilateral infusion of 35ml PBS into burr hole All received CT before and after catheter removal Each site used measures to blind scans (alias, marked as study and not read/on PACS) CTs reviewed by Dr. Ali Rezai for location of catheter tip in X,Y,Z relative to MCP while study was blinded All received catheter patency check following removal and evaluation of syringe for infusion volume

Blinded Catheter Tip Localization Target Area Relative to Mid-Commissural Point: X=9-14mm lateral Y=2mm anterior-5mm posterior Z=1mm dorsal-7mm ventral (Standard DBS tip coordinates in postero-ventral STN: X=12mm lateral, Y=3.5mm posterior, Z=4mm ventral) 13

Survey Assessment of the Blind Survey Assessment of the Blind Patient Opinion On Post-Surgery Day 3 Actual Group

Phase 2 Clinical Trial -Safety Profile There are no SAEs reported related to: The gene therapy product rAAV-GAD The surgical procedure The Medtronic brain infusion system Data Monitoring Committee (DMC) Charter role in the Phase 2 Study - Review safety Conducted four meetings to date Recommended trial to continue unmodified until next scheduled meeting

Study Summary To Date Statistically significant improvements from baseline UPDRS III score seen in AAV-GAD compared to sham over six month blinded phase Sham methodology effective, small sham effect, both treatment and sham effect stable over time Significantly greater responder rate in AAV-GAD compared to sham Shulman, et. al. (2010) Ann Neurol 67:64-70 Significant differences in certain secondary measures Correlation between AP and DV catheter tip location and outcome GAD therapy continued to be very safe and well-tolerated in this group Twelve month follow-up ongoing Crossover of shams currently being planned Functional imaging analysis supports efficacy and safety clinical outcomes